EXHIBIT 10.3

WAIVER OF EXERCISE AND CONVERSION RIGHTS

            THIS WAIVER OF EXERCISE AND CONVERSION RIGHTS (this "Agreement") is entered into as of this 24th day of September, 2009 by and among TOR Minerals International, Inc. (the "Company"), Thomas Pauken and Ida Pauken (each, a "Unitholder").

RECITALS

            WHEREAS, effective August 21, 2009, the Company accepted subscription agreements pursuant to which it sold Units (the "Units") to certain of its related parties and non-related parties (the "August 2009 Offering") consisting of an aggregate principal amount of $25,000 of its six-percent (6%) Convertible Subordinated Debentures due May 4, 2016 (the "Debentures"), and the Debentures comprising a Unit are convertible into 47,170 shares of the Company's common stock, par value $0.25 per share (the "Common Stock").

            WHEREAS, the Company also issued to each subscriber of a Unit in the August 2009 Offering warrants (the "Warrants") to purchase 47,170 shares of Common Stock.

            WHEREAS, each Unitholder purchased one (1) Unit in the August 2009 Offering.

            WHEREAS, in order to comply with certain of the NASDAQ Stock Market Marketplace Rules, the Unitholders now desire to provide for the waiver of their conversion and exercise rights under the terms and conditions set forth herein.

AGREEMENT

            NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

            1.         The Unitholders hereby agree not to convert the Debentures acquired in the August 2009 Offering or to exercise the Warrants acquired in the August 2009 Offering until such time as the Company obtains stockholder approval for the issuance of shares of Common Stock upon such conversion or exercise.

            2.         The Company hereby agrees to submit the issuance of shares of Common Stock upon the conversion of the Debentures and the exercise of the Warrants acquired by the Unitholders in the August 2009 Offering for stockholder approval at the next meeting of stockholders of the Company.

EXHIBIT 10.3

            3.         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, as applied to contracts made and performed within the State of Texas without regard to principles of conflicts of law.

            4.         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and issued on its behalf as of the date first written above.

TOR MINERALS INTERNATIONAL, INC.
By:	/s/ BARBARA RUSSELL
Name:	Barbara Russell
Title:	Acting CFO

/s/ THOMAS PAUKEN
Thomas Pauken

/s/ IDA PAUKEN
Ida Pauken